SEC 1745 (02-02)
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934


Centiv, Inc.

(Name of Issuer)
Common Stock, par value $.01 per share

(Title of Class of Securities)
15233P 10 1

(CUSIP Number)
March 27, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:
[   ]
Rule 13d-1(b)
[ X ]
Rule 13d-1(c)
[   ]
Rule 13d-1(d)



CUSIP No. .............15233P 10 1





1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Pennell Venture Partners Marathon Fund II, L.P. ("PVPMFII")
Tax ID No.:
..................................


2. Check the Appropriate Box if a Member of a Group
(See Instructions)


(a)
...................................


(b)
..................................


3. SEC Use Only
..................................

4.Citizenship or Place of Organization
....................................
Delaware

ARTICLE V

Number of Shares Beneficially
Owned by Each Reporting Person
With


5.Sole Voting Power
........................................................
1,000,000 shares, except that PVPII, the general partner of PVPMFII, and Thomas B. Pennell, the managing member of PVPII could be deemed to have sole power to vote these shares.


6.Shared Voting Power
...................................................
0


7. Sole Dispositive Power
...................................................
1,000,000 shares, except that PVPII, the general partner of PVPMFII, and Thomas B. Pennell, the managing member of PVPII could be deemed to have sole power to vote these shares.



8. Shared Dispositive Power
..............................................
0


9. Aggregate Amount Beneficially Owned by Each Reporting
Person..................................................
1,000,000


10. Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See
Instructions)
............................


11.Percent of Class Represented by Amount in Row (9)
.....................................................

16.79%



12. Type of Reporting Person (See Instructions)
.......................
PN

ARTICLE VI


SEC 1745 (02-02)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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3235-0145
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934


Centiv, Inc.

(Name of Issuer)
Common Stock, par value $.01 per share

(Title of Class of Securities)
15233P 10 1

(CUSIP Number)
March 28, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:
[   ]
Rule 13d-1(b)
[ X ]
Rule 13d-1(c)
[   ]
Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. ...........15233P 10 1




1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
.....................
Thomas B. Pennell
Tax ID No.:


2. Check the Appropriate Box if a Member of a Group
(See Instructions)


(a)
.....................................................................
.....................................................................
.....................


(b)
.....................................................................
.....................................................................
.....................


3.SEC Use Only
.........................................................................
.....................................................................


4.Citizenship or Place of Organization
.................................................
United States

ARTICLE I

Number of Shares Beneficially Owned by
Each Reporting Person With



5. Sole Voting Power
.........................................................
1,000,000 shares, all of which are directly owned by PVPMFII. PVPII, as general partner of PVPMFII and Thomas
B. Pennell, the managing member of PVPII may be deemed to have sole power to vote these shares.



6.Shared Voting Power

.....................................................
0



7.Sole Dispositive Power
.................................
1,000,000 shares, all of which are directly owned by PVPMFII. PVPII, as general partner of PVPMFII and Thomas B. Pennell, the managing member of PVPII may be deemed to have sole power to vote these shares.



8.Shared Dispositive Power
..............................................
0


9.Aggregate Amount Beneficially Owned by Each Reporting
Person
..............................
1,000,000


10.Check if the Aggregate Amount in Row (9) Excludes
Certain Shares (See Instructions)
............................


11. Percent of Class Represented by Amount in Row (9)
............................
16.79%



12.Type of Reporting Person (See Instructions)
IN

ARTICLE II





SEC 1745 (02-02)
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

OMB APPROVAL
OMB Number:
3235-0145
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Estimated
average burden
hours per
response. . .
10.7






UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934


Centiv, Inc.

(Name of Issuer)
Common Stock, par value $.01 per share

(Title of Class of Securities)
15233P 10 1

(CUSIP Number)
March 27, 2002

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:
[   ]
Rule 13d-1(b)
[ X ]
Rule 13d-1(c)
[   ]
Rule 13d-1(d)



CUSIP No. ................15233P 10 1





1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
...................................
Pennell Venture Partners II, LLC
Tax ID No.:


2.
Check the Appropriate Box if a Member of a Group (See Instructions)


(a)

.....................


(b)

.....................


3.SEC Use Only



4. Citizenship or Place of Organization
....................
Delaware

ARTICLE III

Number of Shares Beneficially Owned by
Each Reporting Person
With



5.Sole Voting Power
...................................
1,000,000 shares, all of which are directly owned by PVPMFII. PVPII, as general partner of PVPMFII and Thomas B. Pennell, the managing member of PVPII may be deemed to have sole power to vote these shares.



6.Shared Voting Power
................
0



7.Sole Dispositive Power
..............................
1,000,000 shares, all of which are directly owned by PVPMFII.
PVPII, as general partner of PVPMFII and Thomas B. Pennell, the managing member of PVPII may be deemed to have sole power to vote these shares.



8.Shared Dispositive Power
............................
0


9.Aggregate Amount Beneficially Owned by Each
Reporting Person
..........................
1,000,000


10.Check if the Aggregate Amount in Row (9) Excludes
Certain Shares (See Instructions)
............................


11.Percent of Class Represented by Amount in Row (9)
..........................................
16.79%



12.Type of Reporting Person (See Instructions)
OO




Item 1.

(a)
Centiv, Inc

(b)
998 Forest Edge Drive, Vernon Hills, IL 60061

Item 2.

(a)
This Statement is filed by Pennell Venture Partners Marathon Fund II, L.P., a Delaware limited partnership ("PVPMFII"), Pennell Venture Partners II, LLC, a Delaware limited liability company ("PVPII"), and Thomas B. Pennell, the sole managing member of PVPII.

(b)
The address for each of the reporting persons is:
Pennell Venture Partners
10 Jones Street, #6K
New York, NY 10014

(c)
PVPMFII is a Delaware limited partnership. PVP is a Delaware limited liability company.
Thomas B. Pennell is a United States citizen.

(d)
Class A common shares, par value $.01

(e)
879102101

Item
3.  N/A

Item 4.
Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)
Amount beneficially owned: As of the 3/31/01, the Reporting Parties may be deemed to beneficially own 1,000,000 shares as follows:
50,000 Preferred shares convertible
for 500,000 common shares and warrants for 50,000 Preferred shares convertible for
500,000 common shares.

(b)
Percent of class: See Row 11 of cover page for each Reporting Person.

(c)
Number of shares as to which the person has:


(i)
Sole power to vote or to direct the vote: See Row 5 of cover page for each
Reporting Person.


(ii)
Shared power to vote or to direct the vote: See Row 6 of cover page for each
Reporting Person.


(iii)
Sole power to dispose or to direct the disposition of:
See Row 7 of cover page for each Reporting Person.


(iv)
Shared power to dispose or to direct the disposition of:
See Row 8 of cover page for each Reporting Person.
Instruction. For computations regarding securities which represent a right to acquire an underlying security see 240.13d3(d)(1).

Item 5.
Ownership of Five Percent or Less of a Class:  Not Applicable


Item 6.

Not Applicable


Item 7.
Not Applicable

Item 8.
Not Applicable

Item 9.
Not Applicable

Item 10.
Certification

(a)
The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)
The following certification shall be included if the statement is filed pursuant to 240.13d-1(c):
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date
4/5/02

Thomas B. Pennell
by: Thomas B. Pennell
Managing Member of Pennell Venture Partners II, LLC
General Partner of Pennell Venture Partners Marathon Fund II, L.P.